Exhibit 99.1

Rock Energy Resources Announces Closing on $25 Million Facility and New Focus

HOUSTON--(BUSINESS WIRE)--Dec. 14, 2011-- Rock Energy Resources (RCKE.PK) (the “Company”) announced today that its sister entity, He-Man LLC closed on a $25 Million facility from Maximilian Investors LLC of New York. Within the next 30 days, the Company will complete its acquisition of 100% of the equity/membership interests of privately held He-Man LLC, which will become its wholly owned subsidiary, and thereby acquiring ownership of He-Man’s principal asset, a 49% direct ownership interest in the Red Arrow, a gold producing mine in Mancos, Colorado. Upon consummation of these transactions and in line with its new focus, the Company plans to change its name to American Patriot Gold Corporation. The $25 million facility shall fully fund the development of the Red Arrow mining property and the construction of 3 mills that the Company will own and operate with its partner, Red Arrow Gold Corporation.

Management Commentary:
Commenting on the above developments RCKE Chairman and CEO, Rocky Emery stated, “The transformation of RCKE into a gold producing enterprise has been underway for over six months. I am extremely pleased that we have been able to secure the acquisition of He-Man and its 49% stake in the Red Arrow mine, as well as attracting Craig Liukko and his team to be part of our restructured company. We feel the exceptional effort put into this transformational exercise will significantly increase shareholder value and forms a foundation for continued growth for the company for many years to come. Our goal over the next 5 years is to generate a target annual run rate in excess of $60 million per year from the production of gold alone, with added revenues from indications of silver and platinum reserves, to be quantified with added core drilling over the coming 12 months. We expect to announce our more detailed development plan in the near future , and feel confident to predict that with the completion of the first mill , we anticipate milling operations to begin in April 2012.”

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.